                                                                   Ex. 10.67

                           PRODUCT PURCHASE AGREEMENT
                                 [(__________)]

     This Product Purchase Agreement (the "Agreement") is dated as of March 29, 2000, between Watson Pharmaceuticals, Inc., a Nevada corporation, ("Watson") and Halsey Drug Co., Inc., a New York corporation, ("Halsey").

                                    RECITALS

     1.   Halsey exclusively owns the Product Assets (as defined below).

     2. Watson desires to acquire, and Halsey is willing to transfer, the Product Assets as provided herein.

     3. Halsey desires to manufacture for Watson the Product (as defined below) and [________________________] active ingredient and Watson desires to purchase such materials from Halsey.

     4. To facilitate the completion of certain facility improvements to enable Halsey to supply Product and [______________________] to Watson and for other general corporate purposes, including, without limitation, working capital, Halsey desires to borrow from Watson $17,500,000 pursuant to a secured Note and Watson desires to loan such amount to Halsey.

     5. Halsey has or may acquire, rights to manufacture other pharmaceutical compounds and desire to provide Watson the opportunity to negotiate supply arrangements for such other compounds.

     6. In consideration of the foregoing premises and of the mutual covenants and obligations set forth herein, the parties hereto agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     1.1 "AFFILIATES" shall mean, with respect to any party, any person or entity which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such party. A person or entity shall be deemed to control a corporation (or other entity) if such person or entity possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation (or other entity) whether through the ownership of voting securities, by contract or otherwise.

     1.2 "ANDA" shall mean an Abbreviated New Drug Application filed with the FDA.

     1.3  "API" shall mean the active pharmaceutical ingredient
[_____________________].

     1.4 "ASSIGNED CONTRACTS" shall mean those contracts set forth in the Disclosure Letter.


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     1.5  "DISCLOSURE LETTER" shall mean that certain Disclosure Letter dated the date hereof from Halsey to Watson.

     1.6 "DRUG MASTER FILE" shall mean Halsey's Drug Master File for manufacturing the API, filed with the FDA, and the equivalent filing with the governing health authority of any other country, as same may be amended from time to time.

     1.7 "EXCLUSIVE INTELLECTUAL PROPERTY" shall mean Intellectual Property exclusively relating to the research, development, manufacture, use and registration of the Product throughout the world, including, without limitation, the Intellectual Property as set forth in the Disclosure Letter.

     1.8 "FDA" shall mean the United States Food and Drug Administration, and any successor agency thereto.

     1.9 "INTELLECTUAL PROPERTY" shall mean all of Halsey's and its Affiliates' rights, existing as of the date hereof or as may be developed or acquired hereafter through the date that Watson receives notice from the FDA that the ANDA for the Product has been approved as set forth in Section 3.1.1 below, in and to all confidential or proprietary information, trade secrets, trade names, trademarks, copyrights, patent rights, research and results thereof, technology, know-how, discoveries, records of inventions (whether or not patentable), developments, improvements, techniques, data, methods, processes, instructions, formulae, recipes, drawings and specifications relating to the research, development, manufacture, use and registration of the Product and the API throughout the world, including without limitation, such information and data relating to specifications for materials and equipment necessary for manufacture, methods of production and formulation, the chemical and physical properties, preclinical and clinical studies, including safety and efficacy data, and procedures of testing and validation and requirements of quality control; provided, however, that notwithstanding the foregoing, Intellectual Property shall not include the Drug Master File.

     1.9 "LICENSED INTELLECTUAL PROPERTY" shall mean Intellectual Property which is not Exclusive Intellectual Property.

     1.10 "OTHER PRODUCT ASSETS" shall mean those other tangible and intangible assets related to the Product as set forth in the Disclosure Letter.

     1.11 "PRODUCT" shall mean all formulations of [___________________] in capsule, tablet or other form for oral administration, including without limitation the formulation described in the Product ANDA.

     1.12 "PRODUCT ASSETS" shall mean the Exclusive Intellectual Property, the Regulatory Dossiers, the Assigned Contracts and the Other Product Assets.

     1.13 "PRODUCT ANDA" shall mean the ANDA No. [____] for formulations of [_____________________] for oral administration.

     1.14 "REGULATORY DOSSIERS" shall mean all registrations, permits, licenses, authorizations, approvals, presentations, notifications or filings (together with all applications therefor), which are

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filed with or granted by the FDA or other governing health authority of any country, and which are required to develop, make, use, sell, import or export the Product or the API, including without limitation, the Product ANDA and those set forth in the Disclosure Letter, and any supporting data, studies or documents thereto; provided, however, that notwithstanding the foregoing Regulatory Dossiers shall not include the Drug Master File.

                                   ARTICLE 2

                           TRANSFER OF PRODUCT ASSETS

     2.1 TRANSFER OF PRODUCT ASSETS. Halsey, on behalf of itself and each of its Affiliates, does hereby sell, convey, transfer, assign and deliver to Watson all of Halsey's and its Affiliates' right, title and interest in and to the Product Assets throughout the world, free and clear of all claims, liens, pledges, encumbrances, mortgages, taxes, and equities of any kind whatsoever. In order to further perfect and evidence Watson's interest in the Product Assets (including without limitation the Exclusive Intellectual Property), Halsey shall execute and deliver patent, trademark or other assignments or bills of sale or other documents as may be reasonably requested by Watson.

     2.2 LICENSE OF LICENSED INTELLECTUAL PROPERTY. Halsey hereby grants to Watson a non-exclusive, perpetual, irrevocable, royalty-free license to use and practice the Licensed Intellectual Property for any and all purposes, including, without limitation, the research, development manufacture, use, registration, marketing, promotion, advertising or sale of the Product and the API throughout the world.

     2.3 ASSIGNMENT OF CONTRACTS. Halsey, on behalf of itself, and for each of its Affiliates, does hereby assign to Watson all of Halsey's and its Affiliates' right, title and interest in and to the Assigned Contracts, free and clear of all claims, liens, pledges, encumbrances, mortgages, taxes and equities of any kind whatsoever. In order to further protect and evidence Watson's interest in the Assigned Contracts, Halsey shall execute and deliver any additional assignments or documents as may be reasonably requested by Watson.

     2.4 DELIVERY OF KNOW-HOW. After execution of this Agreement, Halsey shall promptly furnish to Watson copies of documents in the possession or control of Halsey or its Affiliates that embody the Intellectual Property and that are reasonably necessary or useful to enable Watson to utilize and commercially exploit, the Intellectual Property. Halsey shall make available its personnel to facilitate the transfer of the Intellectual Property and to enable Watson to utilize the Intellectual Property.

     2.5 DELIVERY OF REGULATORY DOSSIERS. After execution of this Agreement, Halsey shall promptly furnish to Watson originals of all Regulatory Dossiers, and all files, records and data (including all those in electronic or digital form) related thereto or necessary in the preparation or production thereof, in the possession or control of Halsey or its Affiliates that relate to the Product and/or the API. At Watson's request, Halsey shall provide to the FDA or other regulatory agencies any assignments, consents or other documents necessary to transfer the ownership of the Regulatory Dossiers to Watson.

     2.6 OTHER PRODUCT ASSETS. After execution of this Agreement, Halsey shall promptly deliver to the possession of Watson the Other Product Assets.

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     2.7  ASSIGNMENT, LICENSE, SUBLICENSE. Watson may sell, assign, transfer, license, sublicense or otherwise convey to any person or entity all or part of the rights (but not its obligations) granted to Watson under this Article 2 without Halsey' consent. Watson's obligations under this Agreement shall not be reduced by virtue of any such transfer, and Watson shall be primarily liable for all of its obligations hereunder, including, without limitation, the payment obligations provided in Section 3.1.

     2.8 FURTHER ASSURANCES. Halsey shall, and shall cause its Affiliates to, execute and deliver all other documents and instruments of conveyance, transfer or assignment and take all other actions reasonably requested by Watson to effect the sale and transfer to Watson of the Product Assets in accordance with this Agreement.

                                   ARTICLE 3

                           PAYMENTS, OTHER AGREEMENTS

     3.1 PURCHASE PRICE. As consideration for the license of the Licensed Intellectual Property and the assignment of the Exclusive Intellectual Property, Regulatory Dossiers, the Assigned Contracts and Other Product Assets and the other obligations of Halsey, Watson shall pay to Halsey, up to an aggregate of Thirteen Million Five Hundred Thousand Dollars ($13,500,000) as follows:

          3.1.1  [___________________________] within thirty (30) days after
Watson  receives [____________________________________________________________]
is obtained by December 31, 2000.

          3.1.2  [_______________________________] within thirty (30) days after
Halsey receives  [_____________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________],provided such conditions are met by May 1,
2001. [________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
____________________________________________________].

          3.1.3  [__________________________________________] within ten (10)
days after Watson receives [_____________________________________________]of the
API for the Product and all of Watson's currently marketed pharmaceutical products containing the API (as set forth in the letter to Halsey dated the date hereof) and any modifications thereof that would be subject to a supplement or annual report, provided such FDA notice is received by July 1, 2001.

          3.1.4 In the event the conditions set forth in Section 3.1.1 are not met, the obligation of Watson to make payments under Sections 3.1.2 and 3.1.3 shall terminate. In addition, in the event the conditions set forth in Sections 3.1.1, 3.1.2 and 3.1.3 are not met by the respective

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dates set forth therein, the obligation of Watson to make such corresponding payments shall terminate

     3.2 SUPPLY AGREEMENTS. Concurrently herewith, Watson and Halsey shall enter into a Finished Goods Supply Agreement in the form of Exhibit A hereto and a Active Ingredient Supply Agreement in the form of Exhibit B hereto.

     3.3 LOAN. Concurrently herewith, Watson is loaning Seventeen Million Five Hundred Thousand Dollars ($17,500,000) pursuant to a Loan Agreement of even date herewith.

     3.4 LEGAL OPINION. Concurrently herewith, Watson shall receive an opinion of St. John & Wayne, L.L.C., counsel to Halsey, dated as of the date hereof in the form of Exhibit C hereto.

                                   ARTICLE 4

                                  DEVELOPMENT

     4.1 REGULATORY MATTERS. Pursuant to Section 2.1, upon execution of this Agreement, the ownership of the Product ANDA shall be transferred to Watson. Halsey shall be responsible for, and shall have the right to conduct, subject to this Agreement, the prosecution of the Product ANDA in the name of Watson and agrees to use commercially reasonable efforts and diligence to obtain FDA approval of the Product ANDA in accordance with its business, legal, medical and scientific judgment, such commercially reasonable efforts to be in accordance with the efforts and resources Halsey would use for a product owned by it or to which it has rights, which is of similar market potential at a similar stage in its product life, taking into account the competitiveness of the marketplace, the proprietary position of the Product, the regulatory structure involved, the profitability of the Product and other relevant factors. Each party shall pay their own expenses in connection with the FDA approval of the Product ANDA.

     4.2 CONSULTATION. In carrying out the registration of the Product, Halsey shall consult with Watson and Watson shall cooperate and provide, at no fee or other charge, such services as Halsey reasonably requests. Halsey shall promptly provide to Watson copies of all correspondence received from, and written summaries of telephone conversations with, the FDA relating to the prosecution of the Product ANDA. No filings with or correspondence to the FDA shall be made by Halsey in the absence of obtaining Watson's written consent to such filings or correspondence, which consent shall not be unreasonably withheld or delayed. Halsey shall give Watson reasonable advance notice of any meetings or telephone conferences with representatives of the FDA relating to the prosecution of the Product ANDA in order to allow Watson an opportunity to attend any such meeting or participate in any telephone conference with the FDA. In prosecuting the Product ANDA and communicating with the FDA, the parties shall operate on a consensual basis. Any nonconcurrence between the parties shall be elevated to the Chief Operating Officer or his designee of each of the respective parties for resolution. In the event of any continuing nonconcurrence, the decision of the President or Chief Operating Officer of Watson shall be final and controlling.

     4.3 COOPERATION. Halsey shall, upon request and at the expense of Watson, cooperate with Watson in connection with any matter pertaining to the protection of the Exclusive Intellectual Property whether in the courts, administrative or quasi-judicial agencies, or otherwise.

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     4.4  OBLIGATIONS RELATING TO API. Halsey agrees to use commercially reasonable efforts and diligence to obtain FDA approval to relocate its manufacturing site as described in Section 3.1.2 above and to assist Watson in obtaining FDA approval of Halsey as an approved source of the API as described in Section 3.1.3 above, in accordance with the standard provided in Section 4.1 above. Watson agrees to use commercially reasonable efforts and diligence to obtain FDA approval of Halsey as an approved source of the API, in accordance with the standard provided in Section 4.1 above, including, without limitation, the timely preparation and submission of stability studies and such other information and data as may be required or otherwise requested by the FDA.

                                   ARTICLE 5

                   REPRESENTATIONS, WARRANTIES AND COVENANTS

     5.1 HALSEY REPRESENTATIONS AND WARRANTIES. Halsey represents and warrants as of the date hereof, and, with respect to Sections 5.1.7 and 5.1.8, on each date that Halsey is entitled to payment hereunder, as follows:

          5.1.1 CORPORATE AUTHORITY. Halsey is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Halsey has the power and authority to own and transfer the Product Assets as provided herein. Halsey has the power and authority to execute and deliver this Agreement, any the instruments to be executed and delivered by it pursuant hereto and to consummate the transactions contemplated hereby. All acts required to be taken by or on the part of Halsey (corporate or otherwise) to authorize the execution, delivery and performance of this Agreement have been duly and properly taken and this Agreement has been duly and promptly executed and delivered by Halsey and constitutes a legal, valid and binding obligation of Halsey, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors' rights generally.

          5.1.2 OWNERSHIP, TITLE. Halsey is the sole and exclusive owner of the entire right, title and interest in and to each of the Product Assets throughout the world and has the right to transfer and assign each of the Product Assets to Watson under this Agreement. Halsey has good and marketable title to each of the Product Assets, subject to the receipt of executed copies of the UCC-3 Termination Statements attached as Exhibit E and the filing of same in the jurisdictions indicated thereon, free from any liens or encumbrances, and upon consummation of the transactions contemplated hereby, good and marketable title to each of the Product Assets shall be vested in Watson. All employees, consultants, advisors or contractors who have developed or assisted, in the development, or will develop or assist in the development, of the Intellectual Property, have executed valid assignments of their rights to Halsey and Halsey has supplied copies of all such assignments to Watson.

          5.1.3 ASSIGNED CONTRACTS. Halsey has provided to Watson true and correct copies of each of the Assigned Contracts. Each of the Assigned Contracts is in full force and effect and no party to such Assigned Contracts is in breach thereof, nor is there any event or circumstance, which with the passage of time or the giving of notice, would give rise to any breach thereof. Halsey has not received any notice, nor does it have reason to believe, that any party to the Assigned Contracts intends to terminate or modify such Assigned Contracts.

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          5.1.4 NO CONFLICT. The execution, delivery and performance of this
Agreement by Halsey will not result in the creation of any lien or encumbrance on any of the Product Assets, or violate, conflict with or result in a breach of or constitute a default (or an event with which the giving of notice, lapse of time or both, would become a default), under any order or decree of any court, administrative agency or governmental authority, the charter documents of Halsey or any agreement, contract (including, without limitation, the Assigned Contracts) or any other instrument to which Halsey or any other Affiliate is a party or to which its or their assets or property may be bound or affected. Except (i) as contemplated herein, (ii) as contemplated by the UCC-3 Termination Statements attached as Exhibit D hereto, (iii) for the consent of Galen Partners III L.P., as Agent under that certain Debenture and Warrant Purchase Agreement dated March 10, 1998 between Halsey, Galen Partners III, L.P. and each of the other signatories thereto, and (iv) for the consent of Oracle Strategic Partners, L.P. pursuant to that certain Debenture and Warrant Purchase Agreement dated May 26, 1999 between Halsey, Oracle Strategic Partners, L.P. and the other signatories thereto (all of which have been obtained and provided to Watson), no approval, authorization, consent or other order or action of or filing with or providing notice to any court, administrative agency, governmental authority or any other third party is required for the execution, delivery or performance of Halsey under this Agreement.

          5.1.5 LITIGATION. There is no pending, or to its knowledge threatened, litigation that would reasonably be expected to affect adversely its right and ability to perform its obligations under this Agreement or the right of Watson to utilize the Product Assets or the Licensed Intellectual Property.

          5.1.6 INFRINGEMENT. There is no pending, or to its knowledge threatened, claim, and Halsey has no knowledge of any basis for any claim that the use of the Intellectual Property or the manufacture and sale of the Product or the API would infringe or violate any patent, trademark, trade name, service mark, copyright, trade secret or other intellectual property right owned or claimed by another person or entity.

          5.1.7 PRODUCT FORMULATION. To Halsey's knowledge, there are no defects in design or formulation of the Product which would adversely affect performance or create an unusual risk of injury to persons or property.

          5.1.8 REGULATORY MATTERS. To the best of Halsey's knowledge, all of the Regulatory Dossiers, and the Drug Master File are free of any misrepresentations or omissions on the part of Halsey, its Affiliates, predecessors-in-interest or agents, that all steps taken by Halsey, its Affiliates, predecessors-in-interest or agents in the collection, assembly and presentation of the data in such Regulatory Dossiers were legitimate and reasonable when viewed within the standards of the industry, and that all responses of Halsey, its Affiliates, predecessors-in-interest or agents on behalf of itself or on behalf of Watson to any inquires of the FDA were made in good faith.

     5.2 WATSON REPRESENTATIONS AND WARRANTIES. Watson represents and warrants as of the date hereof as follows:

          5.2.1 CORPORATE AUTHORITY. Watson is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Watson has the power and authority to own and use the Product Assets as provided herein. Watson has the power and authority to execute and deliver this Agreement, any the instruments to be executed and delivered by it pursuant hereto and to consummate the transactions contemplated hereby. All acts required to be taken by or on the part of Watson (corporate or otherwise) to authorize the execution, delivery and performance of this Agreement have been duly and properly taken and this Agreement has been duly and promptly executed and delivered by Watson and constitutes a legal, valid and binding obligation of Watson, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors' rights generally.

          5.2.2 NO CONFLICT. The execution, delivery and performance of this Agreement by Watson will not violate, conflict with or result in a breach of or constitute a default (or event with which the giving of notice, lapse of time or both, would become a default), under any order or decree of any court, administrative agency or governmental authority, the charter documents of Watson or any agreement, contract or any other instrument to which Watson or any other Affiliate is a party or to which its or their assets or property may be bound or affected. No approval, authorization, consent or other order or action of or filing with or providing notice to any court, administrative agency, governmental authority or any other third party is required for the execution, delivery or performance of Watson under this Agreement.

          5.2.3 LITIGATION. There is no pending, or to its knowledge threatened, litigation that would reasonably be expected to affect adversely its right and ability to perform its obligations under this Agreement.

                                   ARTICLE 6

                                CONFIDENTIALITY

     6.1  PROTECTION OF CONFIDENTIAL INFORMATION. Watson and Halsey shall:

          (a) not disclose any confidential and proprietary information of the other to third parties except to: (i) government authorities; or (ii) such party's Affiliates, consultants or actual or potential contract manufacturers, licensees, distributors, purchasers, joint ventures, clinical investigators or other persons having bona fide business relations with such party, in each case pursuant to a non-disclosure commitment; and

          (b) take such precautions as it normally takes with its own confidential and proprietary information to prevent disclosure to third parties of any confidential and proprietary information (except as contemplated above).

     6.2 EXCEPTIONS. No party shall be obligated to maintain confidentiality under this Article with respect to any information that:

          (a) at the time of disclosure is or thereafter becomes available to the general public other than by breach of this Article by such party;

          (b) is obtained by such party from a third-party source who is not breaching a commitment of confidentiality to the other party to this Agreement by disclosing such information to such first party; or

          (c) is required to be disclosed pursuant to law to protect such party's interest or in connection with any litigation, investigation or regulatory proceeding, or as otherwise required by law.

                                   ARTICLE 7

                                   INDEMNITY

     7.1 INDEMNITY OBLIGATIONS. Each party shall defend, indemnify and hold harmless the other party hereto and its Affiliates, successors and permitted assigns (and the respective officers, directors, stockholders, partners and employees of each) from and against any and all losses, liabilities, claims, actions, proceedings, damages and expenses arising out of any breach of this Agreement by such party.

     7.2 INDEMNIFICATION. If a party intends to claim indemnification under this Article 7 (the "Indemnified Party"), it shall notify the party against whom indemnification is sought (the "Indemnifying Party") promptly in writing of any action, claim or liability in respect of which the Indemnified Party believes it is entitled to claim indemnification, provided that the failure to give such timely notice shall not release the Indemnifying Party from any liability to the Indemnified Party except to the extent the Indemnifying Party is prejudiced thereby. The Indemnifying Party shall have the right, by notice to the Indemnified Party, to assume the defense of any third party action or claim which may give rise to indemnification hereunder. If the Indemnifying Party so assumes such defense, the Indemnified Party may participate therein through counsel of its choice, but at the sole cost of the Indemnified Party.

     7.3 RIGHT OF OFFSET. Watson shall have the right to set off and retain any amounts, otherwise payable to Halsey hereunder to satisfy any indemnification claim Watson may have hereunder.

     7.4 EXCLUSION OF WARRANTIES. Except as expressly provided in this Agreement, neither party makes any representation or warranty to the other, whether expressed or implied, either in fact or by operation of law, by statute, or otherwise, and both parties specifically disclaim any and all implied or statutory warranties including, without limitation, any warranty of merchantability or warranty of fitness for a particular purpose.

     7.5 DISCLAIMER. Neither party shall be liable to the other for any consequential, incidental or indirect damages or expenses, including damages for lost profits, loss of opportunity or use or any kind, suffered by the other party, whether in contract, tort or otherwise.

                                   ARTICLE 8

                                 MISCELLANEOUS

     8.1 INDEPENDENT CONTRACTORS. This Agreement does not constitute Watson as the agent or legal representative of Halsey, nor does it constitute Halsey as the agent or legal representative of Watson. Neither Watson nor Halsey shall have any right or authority to assume or create any obligation or responsibility or vicarious liability, express or implied, on behalf of or in the name of the other, or to bind the other in any manner.

     8.2 NOTICES. All notices or other communications given pursuant hereto by one party hereto to the other party shall be in writing and deemed given (a) when delivered by messenger, (b) when sent by telecopier, (with receipt confirmed), (c) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), or (d) five days after being mailed in the U.S., first-class postage prepaid, registered or certified, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate as to itself by notice to the other party):

     If to Watson, to it at:

     Watson Pharmaceuticals, Inc.
     311 Bonnie Circle
     Corona, CA  92880
     Attention: General Counsel
     Telecopier No.: (909) 279-8094

     If to Halsey, to it at:

     Halsey Drug Company, Inc.
     695 N. Perryville Road
     Rockford, Illinois 61107
     Attention: Chief Executive Officer
     Telecopier No.:  (805) 399-9710

     8.3 FORCE MAJEURE. Neither party shall be responsible or liable to the other hereunder for failure or delay in performance of this Agreement due to any war, fire, accident or other casualty, or any labor disturbance, or act of God or the public enemy, or governmental action or any other contingency beyond such party's reasonable control. In the event of the applicability of this Section, the party affected by such force majeure shall use reasonable efforts, consistent with good business judgment, to eliminate, cure and overcome any of such causes and resume performance of its obligations.

     8.4 SUCCESSORS AND ASSIGNS. Halsey may not assign this Agreement or assign or delegate its duties hereunder without the prior written consent of Watson. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

     8.5 AMENDMENT. This Agreement may be amended only by written agreement of the parties hereto.

     8.6 WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of that or any other term hereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and be signed by the party against whom the waiver is asserted.

     8.7 FURTHER ACTIONS. Each party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be reasonably necessary or appropriate in order to carry out the purpose and intent of this Agreement.

     8.8 GOVERNING LAW, DISPUTE RESOLUTION, ARBITRATION.. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California and the United

States, as though made and to be fully performed therein without regard to conflicts of laws principles thereof.

     The parties shall initially attempt in good faith to resolve any significant controversy, claim, allegation of breach or dispute arising out of or relating to this Agreement (hereinafter collectively referred to as a "Dispute") through negotiations between senior executives of Watson and Halsey. If the Dispute is not resolved within thirty (30) days (or such other period of time mutually agreed upon by the parties) of notice of the Dispute (the "Executive Resolution Period"), then the parties agree to submit the Dispute to arbitration as provided herein. Unless otherwise mutually agreed by the parties, only if the Dispute is not resolved through negotiations as set forth herein, may a party resort to arbitration.

     All Disputes relating in any way to this Agreement shall be resolved exclusively through arbitration conducted in accordance with the Commercial Arbitration Rule of the American Arbitration Association as then in effect. In the event either party demands arbitration, it shall do so within thirty (30) days after the expiration of the Executive Resolution Period (or any mutually agreed extension) and shall include a request that such arbitration be held within thirty (30) days of such demand. The arbitration hearing shall be held as soon as practicable. The arbitration hearing shall be held in Orange County, California and shall be before a single arbitrator selected by the parties in accordance with the Commercial Arbitration Rule of the American Arbitration Association pursuant to its rules on selection of arbitrators. The arbitrator shall render a formal, binding non-appealable resolution and award on each issue as expeditiously as possible but not more than ten (10) business days after the hearing. In any arbitration, the prevailing party shall be entitled to reimbursement of its reasonable attorneys fees and the parties shall use all reasonable efforts to keep arbitration costs to a minimum

     8.9 ATTORNEYS' FEES. Each party shall bear its own legal fees incurred in connection with the transaction that is contemplated hereby, provided, however, that if either party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings or otherwise, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, reasonable attorneys' fees.

     8.10 SEVERABILITY. To the extent permitted by applicable law, any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefited by such term or provision or any other provisions of this Agreement.

     8.11 ENTIRE AGREEMENT. This Agreement, and all other agreements, certificates, documents and instruments contemplated hereby or thereby (in each case including any Exhibits or Schedules attached hereto or thereto), contains the sole and entire agreement and understanding of the parties hereto and their respective Affiliates and representatives related to the subject matter hereof and supersedes all oral or written agreements concerning the subject matter made prior to the date of this Agreement. There are no agreements, covenants or undertakings with respect to the subject matter of this Agreement or the other agreements, documents, certificates or instruments referred to in this Section
8.11 other than those expressly set forth or referred to herein or therein and no representations or warranties of any kind or nature whatsoever, express or implied, are made or shall be deemed to be made herein by the parties hereto except those expressly made in this Agreement and such other agreements, documents, certificates and instruments.

     8.12 PUBLIC ANNOUNCEMENTS. Except to the extent disclosure may be required by applicable law or the rules or regulations of any stock exchange on which such party's stock is traded, neither party shall issue or make any public announcement or press release, or otherwise make any public statement, with respect to this Agreement without obtaining the other party's approval, which approval shall not be unreasonably withheld or delayed. In the event a party determines that applicable law or the rules or regulations of any stock exchange on which such party's stock is listed requires such a disclosure, it shall provide the other party a copy of the intended disclosure and provide such party a reasonable opportunity to comment on such disclosure. Attached as Exhibit E is a form of joint press release describing the material terms of the transactions contemplated by this Agreement. Halsey and Watson intend to release the form of press release attached as Exhibit E on or about the date of execution of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first indicated above.

                              WATSON PHARMACEUTICALS, INC.

                              By:/s/ Robert C. Funsten
                              Name :
                                    ----------------------
                              Title: Senior Vice President

                              HALSEY DRUG CO., INC.

                              By:/s/ Michael Reicher
                              Name:
                                    ----------------------
                              Title: Chief Executive
                              Officer